Exhibit 99.1

  Chemed Corporation Announces Redemption of All 8-3/4% Senior Notes Due 2011

     CINCINNATI--(BUSINESS WIRE)--May 7, 2007--Chemed Corporation ("Chemed") (NYSE:CHE) announced today the completion on May 4, 2007, of its previously announced redemption of the entire $150 million of its outstanding 8-3/4% Senior Notes due 2011 ("Notes"). The redemption price was 104.375% of the principal amount of the Notes together with accrued interest to the redemption date. The redemption was funded with borrowings under Chemed's new credit facility, which it entered into on May 2, 2007.

     Listed on the New York Stock Exchange and headquartered in Cincinnati, Ohio, Chemed Corporation (www.chemed.com) operates two wholly owned subsidiaries: VITAS Healthcare and Roto-Rooter. VITAS is the nation's largest provider of end-of-life hospice care and Roto-Rooter is the nation's leading provider of plumbing and drain cleaning services.

     Statements in this press release or in other Chemed communications may relate to future events or Chemed's future performance. Such statements are forward-looking statements and are based on present information Chemed has related to its existing business circumstances. Investors are cautioned that such forward-looking statements are subject to inherent risk that actual results may differ materially from such forward-looking statements. Further, investors are cautioned that Chemed does not assume any obligation to update forward-looking statements based on unanticipated events or changed expectations.


     CONTACT: Chemed Corporation
              David P. Williams, 513-762-6901